EXHIBIT 99.1

KRISPY KREME COMPLETES ADDITIONAL RESTRUCTURING
INITIATIVES

Krispy Kreme Reaches Agreement Regarding New England Market

Freedom Rings Closes Remaining Locations

Winston-Salem, N.C. December 27, 2005— Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced today that its wholly-owned subsidiary, Krispy Kreme Doughnut Corporation (“KKDC”), reached an agreement with Jan Dough, LLC, KKDC’s joint venture partner in New England Dough, LLC, regarding the distribution of New England Dough’s assets. New England Dough is KKDC’s franchisee in the New England market. Prior to this transaction, KKDC owned a 60% interest in New England Dough.

Under the agreement, New England Dough will distribute approximately $1.5 million to KKDC, as well as the development rights for the New England territory, which includes Massachusetts, Connecticut and Rhode Island. New England Dough will transfer its stores located in Milford, Connecticut; Cranston, Rhode Island; and Dedham, Massachusetts to Northeast Doughnuts, LLC, a wholly-owned subsidiary of KKDC. Jan Dough will receive from New England Dough all of its interest in the store located at Mohegan Sun. New England Dough’s three remaining stores were closed and the affairs of New England Dough will be wound down.

“This transaction represents another step forward in Krispy Kreme’s restructuring process,” said Steve Panagos, President and Chief Operating Officer of Krispy Kreme. “We believe that the New England region has significant growth potential and we look forward to continuing to serve this important market.”

The Company also announced today that Freedom Rings, LLC, KKDC’s wholly-owned subsidiary and franchisee in the Philadelphia region, has closed its remaining four locations. Freedom Rings has been operating under Chapter 11 bankruptcy protection since October 16, 2005.

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including its signature Hot Original Glazed. There are currently approximately 330 Krispy Kreme stores and 80 satellites operating systemwide in 44 U.S. states, Australia, Canada, Mexico, the Republic of South Korea and the United Kingdom. Krispy Kreme can be found on the World Wide Web at http://www.krispykreme.com.

Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are the outcome of the pending formal investigation by the United States Securities and Exchange Commission and the investigation by the United States Attorney's Office for the Southern District of New York, the pending shareholder class action, the pending shareholder derivative action, the pending ERISA class action, further actions by the Special Committee, our auditors' ongoing review of our financial statements, actions taken by lenders to the Company and its joint ventures and actions taken by our franchisees, dependence on the ability of our franchisees to execute on their business plans, supply issues, changes in consumer preferences and perceptions, the failure of new products or cost saving initiatives to contribute to financial results in the timeframe or amount currently estimated and numerous other factors discussed in Krispy Kreme's periodic reports and proxy statements filed with the Securities and Exchange Commission.

Contact:
Laura Smith
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 ext. 154